Filed pursuant to Rule 424(b)(2)
Registration No. 333-165045

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Floating Rate Notes due 2013	$1,000,000,000	$116,100
0.875% Notes due 2013	$ 500,000,000	$ 58,050
1.375% Notes due 2014	$1,000,000,000	$116,100
2.375% Notes due 2016	$1,000,000,000	$116,100
Total	$3,500,000,000	$406,350

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Prospectus Supplement

(To Prospectus dated February 24, 2010)

$3,500,000,000

$1,000,000,000 Floating Rate Notes due 2013	$1,000,000,000 1.375% Notes due 2014
$500,000,000 0.875% Notes due 2013	$1,000,000,000 2.375% Notes due 2016

Texas Instruments Incorporated is offering the aggregate principal amount of each series of notes (collectively, the “Notes”), which will bear interest at the rate per year, in each case as set forth above. Interest on the Floating Rate Notes due 2013 (the “2013 Floating Rate Notes”) will be payable quarterly in arrears on February 15, May 15, August 15 and November 15, beginning August 15, 2011, and determined as set forth under “Description of the Notes—Interest on Floating Rate Notes.” We refer to Notes other than the 2013 Floating Rate Notes as “Fixed Rate Notes.” Interest on the Fixed Rate Notes will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2011.

The 2013 Floating Rate Notes and the 2013 Notes will mature on May 15, 2013, the 2014 Notes will mature on May 15, 2014 and the 2016 Notes will mature on May 16, 2016.

We may redeem some or all of the Fixed Rate Notes at any time, each at the “make-whole premium” price indicated under the heading “Description of the Notes—Optional Redemption” in this prospectus supplement.

On April 4, 2011, we and National Semiconductor Corporation (“National”) signed a definitive agreement (the “Merger Agreement”) under which we will acquire National for $25 per share in an all-cash transaction of about $6.5 billion. If the National merger has not closed by April 30, 2012, or such earlier date as the Merger Agreement is terminated, we will redeem all of the Fixed Rate Notes on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the Fixed Rate Notes, plus accrued and unpaid interest from the date of the initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the Special Mandatory Redemption Date. The “Special Mandatory Redemption Date” means the 15th business day following the earlier to occur of (a) April 30, 2012, and (b) the date the Merger Agreement is terminated. The proceeds from this offering will not be deposited into an escrow account pending any special redemption of the Fixed Rate Notes.

The Notes will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness from time to time outstanding.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8 for a discussion of certain risks that should be considered in connection with an investment in the Notes.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discounts and commissions	Proceeds to us, before expenses
2013 Floating Rate Notes	100%	0.15%	99.85%
Total	$1,000,000,000	$1,500,000	$998,500,000
2013 Notes	99.953%	0.15%	99.803%
Total	$499,765,000	$750,000	$499,015,000
2014 Notes	99.875%	0.25%	99.625%
Total	$998,750,000	$2,500,000	$996,250,000
2016 Notes	99.893%	0.35%	99.543%
Total	$998,930,000	$3,500,000	$995,430,000

(1)	Plus accrued interest, if any, from May 23, 2011.

Interest on the Notes will accrue from May 23, 2011. The Notes will be issued in book-entry form only, in denominations of $2,000 and multiples of $1,000 thereafter. The Notes will not be listed on any securities exchange. Currently there is no public market for the Notes.

The underwriters expect to deliver the Notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, S.A. on or about May 23, 2011.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan	BofA Merrill Lynch	Citi

Co-Managers

BNP PARIBAS	Mitsubishi UFJ Securities	Mizuho Securities USA Inc.

Barclays Capital	The Williams Capital Group, L.P.

May 16, 2011

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus required to be filed with the U.S. Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

S-i

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents that are incorporated by reference in this prospectus supplement include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•

The ability of TI and National to consummate the National merger and the satisfaction of the conditions precedent to consummation of the National merger, including the ability to secure regulatory approvals at all or in a timely manner;

•	The ability of TI to successfully integrate National’s operations, product lines and technology and realize additional opportunities for growth;

•	The ability of TI to realize synergies in terms of growth and cost savings;

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial, and consumer electronics;

•

TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;

•

Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;

•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;

•

Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•

Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

S-ii

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;

•	Customer demand that differs from our forecasts;

•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;

•	Impairments of our non-financial assets;

•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;

•	TI’s ability to recruit and retain skilled personnel; and

•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. New information, future events or risks could cause the forward-looking events we discuss in this prospectus supplement, the accompanying prospectus or the documents incorporated herein by reference not to occur. Additional information concerning these and other risks and uncertainties is contained in our other periodic filings with the Securities and Exchange Commission.

S-iii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. This prospectus supplement also incorporates by reference the information described under “Where You Can Find More Information.” The second part is the accompanying prospectus dated February 24, 2010. The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we have indicated otherwise, references in this prospectus supplement to “TI,” “we,” “us” and “our” or similar terms are to Texas Instruments Incorporated and its consolidated subsidiaries; references in this prospectus supplement to “Texas Instruments Incorporated” excludes its consolidated subsidiaries.

S-iv

SUMMARY

The following summary highlights information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the Notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein that are described under “Where You Can Find More Information.”

Texas Instruments Incorporated

At TI, we design and make semiconductors that we sell to electronics designers and manufacturers all over the world. We began operations in 1930. We are incorporated in Delaware, headquartered in Dallas, Texas, and have design, manufacturing or sales operations in more than 30 countries. We have four segments: Analog, Embedded Processing, Wireless and Other. We expect Analog and Embedded Processing to be our primary growth engines in the years ahead, and we therefore focus our resources on these segments.

We were the world’s fourth largest semiconductor company in 2010 as measured by revenue, according to an external source. We own and operate semiconductor manufacturing facilities in North America, Asia and Europe. Over the last few years we have expanded our sales networks in the emerging markets of China, India and Eastern Europe. Additionally, we sell calculators and related products.

Recent Developments

On April 4, 2011, we and National signed a Merger Agreement under which we will acquire National for $25 per share in an all-cash transaction of about $6.5 billion. We or National may terminate the Merger Agreement if the National merger has not occurred by January 4, 2012. The termination date under the Merger Agreement is subject to an automatic three-month extension if certain antitrust approvals have not been received and we and National may further extend the termination date under the Merger Agreement by mutual agreement.

Our principal executive offices are located at 12500 TI Boulevard, Dallas, Texas 75266-0199, and our telephone number is (972) 995-3773. We maintain a website at www.ti.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the prospectus contain a more detailed description of the terms and conditions of the Notes.

Issuer	Texas Instruments Incorporated

Securities Offered	$1,000,000,000 aggregate principal amount of 2013 Floating Rate Notes

$500,000,000 aggregate principal amount of 0.875% Notes due 2013

$1,000,000,000 aggregate principal amount of 1.375% Notes due 2014

$1,000,000,000 aggregate principal amount of 2.375% Notes due 2016

Maturity Dates	May 15, 2013 for the 2013 Floating Rate Notes

May 15, 2013 for the 2013 Notes

May 15, 2014 for the 2014 Notes

May 16, 2016 for the 2016 Notes

Original Issue Date	May 23, 2011

Interest Rates	Fixed rate of 0.875% for the 2013 Notes

Fixed rate of 1.375% for the 2014 Notes

Fixed rate of 2.375% for the 2016 Notes

Interest on the 2013 Floating Rate Notes will be determined as set forth under “Description of the Notes—Interest on Floating Rate Notes.”

Interest Payment Dates	Each May 15 and November 15 beginning on November 15, 2011, and on the maturity date for each series of Fixed Rate Notes.

Interest on the 2013 Floating Rate Notes will be paid quarterly in arrears as set forth under “Description of the Notes—Interest on Floating Rate Notes.”

Ranking	The Notes will be the senior unsecured obligations of Texas Instruments Incorporated and will rank equally with all of its existing and future senior indebtedness from time to time outstanding. All existing and future liabilities of subsidiaries of Texas Instruments Incorporated will be effectively senior to the Notes.

As of March 31, 2011, Texas Instruments Incorporated had no outstanding indebtedness. As of March 31, 2011, we had approximately $2.7 billion of total liabilities on a consolidated basis. Of this amount, subsidiaries of Texas Instruments Incorporated had approximately $1.5 billion of liabilities (including trade payables and excluding intercompany debt) to which the Notes will be effectively subordinated.

On a pro forma basis after giving effect to the National merger, this offering and the application of the net proceeds thereof, as more fully described in “Use of Proceeds” in this prospectus supplement, as of March 31, 2011:

•	Texas Instruments Incorporated would have had approximately $3.5 billion of total long-term indebtedness (including the Notes), all of which would constitute senior and unsubordinated indebtedness;

•	we would have had approximately $9.1 billion of total liabilities on a consolidated basis;

•	Texas Instruments Incorporated would not have had any secured indebtedness to which the Notes would have been effectively subordinated; and

•

Texas Instruments Incorporated’s subsidiaries (including National and its subsidiaries) would have had approximately $3.0 billion of liabilities (including trade payables but excluding intercompany debt) to which the Notes would have been structurally subordinated.

Form and Denomination	The Notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global notes will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC. Except in the limited circumstances described under “Description of the Notes—Book-Entry; Delivery and Form; Global Note,” Notes in certificated form will not be issued or exchanged for interests in global securities.

Governing Law	The internal laws of the State of New York

Use of Proceeds	The net proceeds of this offering will be used to pay a portion of the consideration for the National merger and for general corporate purposes, which, among other things, could include repurchases of common stock. See “Use of Proceeds.” In connection with the issuance of the Notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their affiliates.

Further Issuances

Texas Instruments Incorporated may create and issue further notes of a series ranking equally and ratably with the applicable series of Notes offered by this prospectus supplement in all respects, so that such further notes of each series will be consolidated and form a single series with the applicable series of Notes offered by this prospectus supplement.

Sinking Fund	None

Optional Redemption	Texas Instruments Incorporated may redeem some or all of the Fixed Rate Notes at any time at the “make-whole premium” redemption prices indicated under the heading “Description of the Notes—Optional Redemption.”

Special Mandatory Redemption	If the National merger has not closed by April 30, 2012, or such earlier date as the Merger Agreement is terminated, we will redeem all of the Fixed Rate Notes on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the Fixed Rate Notes, plus accrued and unpaid interest from the date of the initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the Special Mandatory Redemption Date. The “Special Mandatory Redemption Date” means the 15th business day following the earlier to occur of (a) April 30, 2012, and (b) the date the Merger Agreement is terminated. The proceeds from this offering will not be deposited into an escrow account pending any special redemption of the Fixed Rate Notes.

Trading	The Notes are new issues of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange. The underwriters have advised us that they intend to make a market in each series of the Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. See “Underwriting” in this prospectus supplement for more information about possible market-making by the underwriters.

Trustee	U.S. Bank National Association

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus and the documents incorporated herein by reference. In particular, you should evaluate the information set forth under “Cautionary Note on Forward-Looking Statements” and “Risk Factors” before deciding whether to invest in the Notes.

Summary Historical and Unaudited Pro Forma Financial Information

The following table sets forth our summary historical and pro forma financial information. The summary historical financial information for the years ended December 31, 2010, 2009 and 2008 and as of December 31, 2010 and 2009 has been derived from our audited consolidated financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary historical financial information as of and for the three months ended March 31, 2011 and for the three months ended March 31, 2010 has been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

The pro forma financial information reflects very preliminary accounting adjustments. The pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions described above occurred on the dates indicated. The pro forma financial information also should not be considered representative of our future financial condition or results of operations. See “Unaudited Pro Forma Financial Information” for a description of the transactions and other adjustments in connection with the National merger reflected in the pro forma financial information.

In addition to the pro forma adjustments, various other factors will have an effect on our financial condition and results of operations, both before and after the closing of the National merger. You should read the summary historical and pro forma financial information in conjunction with the information under “Risk Factors,” “Capitalization,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes and National’s consolidated financial statements and the related notes, all included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

			Texas Instruments
	Pro Forma		Historical
	Three Months Ended March 31,		Three Months Ended March 31,
(Millions of dollars, except share and per-share amounts)	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$3,736	$3,567	$3,392	$3,205
Cost of revenue	1,778	1,632	1,664	1,516

Gross profit	1,958	1,935	1,728	1,689
Research and development	487	438	422	370
Selling, general and administrative	458	435	396	359
Restructuring expense	8	16	—	10
Acquisition costs and amortization	53	51	2	—

Operating profit	952	995	908	950
Other income (expense) net	12	7	10	7
Interest expense	27	28	—	—

Income before income taxes	937	974	918	957
Provision for income taxes	251	298	252	299

Net income	$686	$676	$666	$658

Earnings per common share:
Basic	$.58	$.54	$.56	$.53

Diluted	$.56	$.53	$.55	$.52

Average shares outstanding (millions):
Basic	1,167	1,233	1,167	1,233

Diluted	1,194	1,246	1,194	1,246

		Texas Instruments
	Pro Forma	Historical
	Year Ended December 31, 2010	Year Ended December 31,
(Millions of dollars, except share and per-share amounts)		2010	2009	2008
	(unaudited)
Revenue	$15,529	$13,966	$10,427	$12,501
Cost of revenue	6,955	6,474	5,428	6,256

Gross profit	8,574	7,492	4,999	6,245
Research and development	1,844	1,570	1,476	1,940
Selling, general and administrative	1,805	1,519	1,320	1,614
Restructuring expense	63	33	212	254
Acquisition costs and amortization/divestiture (gain)	57	(144)	—	—

Operating profit	4,805	4,514	1,991	2,437
Other income (expense) net	32	37	26	44
Interest expense	112	—	—	—

Income before income taxes	4,725	4,551	2,017	2,481
Provision for income taxes	1,345	1,323	547	561

Net income	$3,380	$3,228	$1,470	$1,920

Earnings per common share:
Basic	$2.77	$2.66	$1.16	$1.46

Diluted	$2.74	$2.62	$1.15	$1.44

Average shares outstanding (millions):
Basic	1,199	1,199	1,260	1,308

Diluted	1,213	1,213	1,269	1,321

		Texas Instruments
	Pro Forma	Historical
	March 31, 2011	March 31, 2011	December 31,
(Millions of dollars, except share and per-share amounts)			2010	2009
	(unaudited)	(unaudited)
Assets
Cash, cash equivalents and short-term investments	$1,557	$2,857	$3,072	$2,925
Accounts receivable, net of allowances	$1,659	$1,568	$1,518	$1,277
Inventories	$1,816	$1,678	$1,520	$1,202
Total current assets	$6,190	$7,044	$7,060	$6,114
Property, plant and equipment, net	$4,077	$3,657	$3,680	$3,158
Goodwill	$5,977	$924	$924	$926
Acquisition-related intangibles	$1,475	$69	$76	$124
Total assets	$19,684	$13,310	$13,401	$12,119

Liabilities and Stockholders’ Equity
Total current liabilities	$2,798	$1,793	$1,981	$1,587
Long-term debt	$4,543	$—	$—	$—
Total liabilities	$9,083	$2,736	$2,964	$2,397
Total stockholders’ equity	$10,601	$10,574	$10,437	$9,722
Total liabilities and stockholders’ equity	$19,684	$13,310	$13,401	$12,119

RISK FACTORS

In considering whether to purchase the Notes, you should carefully consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, you should carefully consider the risk factors described below, which are not exhaustive.

Risks Related to Our Business

We hereby incorporate by reference risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010.

Risks Related to the Offering

If the National merger has not closed by April 30, 2012, or such earlier date as the Merger Agreement is terminated, we will redeem the Fixed Rate Notes on the Special Mandatory Redemption Date and you may not obtain your expected return on the Notes.

Our ability to close the National merger is subject to various closing conditions, many of which are beyond our control. Therefore we may not be able to close the National merger prior to the Special Mandatory Redemption Date or at all. If the closing of the National merger has not occurred before April 30, 2012, or such earlier date as the Merger Agreement is terminated, then we will redeem the Fixed Rate Notes on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the Fixed Rate Notes, plus accrued and unpaid interest from the date of the initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the Special Mandatory Redemption Date. We will not establish an escrow fund for this purpose, and the holders of the Notes will be subject to the risk that we may be unable to finance or otherwise obtain the funds necessary for the special mandatory redemption in the event that the National merger is not closed. The Notes will not be guaranteed by National or any of our or National’s respective existing or future subsidiaries. If we redeem the Notes pursuant to the special mandatory redemption provisions you may not obtain your expected return on the Notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the Notes, the trading prices of the Notes may not reflect the financial results of our business or macroeconomic factors. Your decision to invest in the Notes is made at the time of the offering of the Notes. You will have no rights under the special mandatory redemption provisions as long as the National merger closes, nor will you have any right to require us to repurchase your Notes if, between the closing of the Notes offering and the closing of the National merger, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the National merger or the related transactions change, including in material respects.

An active trading market for the Notes may not develop.

There is currently no public market for the Notes, and we do not currently plan to list the Notes on any national securities exchange. In addition, the liquidity of any trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for these Notes, prevailing interest rates, ratings assigned to the Notes, time remaining to the maturity of the Notes, outstanding amount of the Notes, the market for similar securities, prospects for other companies in our industry and changes in our consolidated financial condition, results of operations or prospects. A liquid trading market in the Notes may not develop, which could decrease the amounts you would otherwise receive upon a sale or disposition of the Notes.

The Notes are the unsecured obligations of Texas Instruments Incorporated and not obligations of its subsidiaries and will be effectively subordinated to the claims of its subsidiaries’ creditors. Structural subordination increases the risk that Texas Instruments Incorporated will be unable to meet its obligations on the Notes when they mature.

The Notes are exclusively the obligations of Texas Instruments Incorporated and are not obligations of its subsidiaries. A substantial portion of Texas Instruments Incorporated operations are conducted through its subsidiaries.

As a result, Texas Instruments Incorporated’s cash flow and ability to service its debt, including the Notes, depend upon the earnings of its subsidiaries and the distribution to it of earnings, loans or other payments by its subsidiaries.

Texas Instruments Incorporated’s subsidiaries are separate and distinct legal entities. Its subsidiaries will not guarantee the Notes and are under no obligation to pay any amounts due on the Notes or to provide Texas Instruments Incorporated with funds for its payment obligations, whether by dividends, distributions, loans or other payments. Payments to Texas Instruments Incorporated by its subsidiaries will also be contingent upon such subsidiaries’ earnings and business considerations and may be subject to legal and contractual restrictions. As of March 31, 2011, we had approximately $2.7 billion of total liabilities on a consolidated basis. Of this amount, subsidiaries of Texas Instruments Incorporated had approximately $1.5 billion of liabilities (including trade payables and excluding intercompany debt) to which the Notes will be effectively subordinated.

Texas Instruments Incorporated’s right to receive any assets of any of its subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including senior and subordinated debt holders and bank and trade creditors. The indenture governing the Notes does not limit the amount of additional indebtedness that Texas Instruments Incorporated’s subsidiaries may incur and permits these subsidiaries to incur secured debt without restriction. In addition, even if Texas Instruments Incorporated were a creditor of any of its subsidiaries, its rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by Texas Instruments Incorporated.

The Notes will be subject to the prior claims of any future secured creditors.

The Notes are unsecured obligations, ranking effectively junior to any secured indebtedness Texas Instruments Incorporated may incur in the future. The indenture governing the Notes does not limit the amount of additional debt that Texas Instruments Incorporated may incur and permits Texas Instruments Incorporated to incur secured debt under specified circumstances. If Texas Instruments Incorporated incurs secured indebtedness, its assets securing any such indebtedness will be subject to prior claims by its secured creditors. In the event of Texas Instruments Incorporated’s bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the Notes, Texas Instruments Incorporated’s assets that secure other indebtedness will be available to pay obligations on the Notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of Texas Instruments Incorporated’s other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the Notes then outstanding would remain unpaid.

The indenture governing the Notes contains negative covenants. The limitation on liens and sale/leaseback covenants do not apply to Texas Instruments Incorporated’s subsidiaries and contain exceptions that would allow Texas Instruments Incorporated and its subsidiaries to grant liens or security interests with respect to their assets, rendering the holders of the Notes structurally or contractually subordinated to new lenders. The indenture governing the Notes does not contain any financial covenants.

The indenture governing the Notes contains negative covenants. The limitation on liens and limitation on sale/leaseback covenants apply to Texas Instruments Incorporated, but not to its subsidiaries. As a result, such subsidiaries will not be restricted under the indenture from granting liens or security interests with respect to all or any of their assets without having to provide similar liens or security to the holders of the Notes, or from entering into sale/leaseback transactions. Exceptions within the limitation on liens covenant would allow Texas Instruments Incorporated to borrow substantial additional amounts, and to grant liens or security interests in connection with those borrowings. The indenture governing the Notes does not contain any financial covenants.

Increased leverage may harm our financial condition and results of operations.

As of March 31, 2011, Texas Instruments Incorporated had no indebtedness. On a pro forma basis after giving effect to the National merger, this offering and the application of the net proeeds thereof, as more fully described in “Use of Proceeds” in this prospectus supplement, as of March 31, 2011, Texas Instruments Incorporated would have had approximately $3.5 billion of total long-term indebtedness (including the Notes), all of which would have been unsecured and unsubordinated.

Texas Instruments Incorporated and its subsidiaries may incur additional indebtedness in the future and the Notes do not restrict future incurrence of indebtedness. Any increase in its level of indebtedness will have several important effects on Texas Instruments Incorporated’s future operations, including, without limitation:

•	Texas Instruments Incorporated will have additional cash requirements in order to support the payment of interest on its outstanding indebtedness;

•	increases in its outstanding indebtedness and leverage will increase its vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of its outstanding debt, its ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Texas Instruments Incorporated’s ability to make payments of principal and interest on its indebtedness depends upon its future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting its consolidated operations, many of which are beyond its control. If Texas Instruments Incorporated is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of its indebtedness, including the Notes;

•	to sell selected assets;

•	to reduce or delay planned capital expenditures; or

•	to reduce or delay planned operating and investment expenditures.

Such measures might not be sufficient to enable Texas Instruments Incorporated to service its debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The terms of the Notes will not protect you in the event of highly leveraged transactions or a change of control.

The terms of the Notes will not afford you protection in the event of certain highly leveraged transactions or a change of control that may adversely affect you. As a result, Texas Instruments Incorporated could enter into any such transaction even though the transaction could increase the total amount of its outstanding indebtedness, adversely affect its capital structure or credit rating or otherwise adversely affect the holders of the Notes. If any such transaction were to occur, the value of your Notes could decline.

Credit ratings of the Notes may change and affect the market price and marketability of the Notes.

Credit ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Holders of Notes will have no recourse against Texas Instruments Incorporated or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the Notes. In addition, any decline in the ratings of the Notes may make it more difficult for us to raise capital on acceptable terms.

USE OF PROCEEDS

We anticipate that we will receive net proceeds of approximately $3.485 billion from this offering after underwriters discounts and commissions and other estimated expenses. We intend to use the net proceeds from the sale of the Notes primarily to fund the National merger. We intend to use the excess, if any, for working capital and general corporate purposes including, but not limited to, funding our operations, purchasing capital equipment, funding potential additional acquisitions, repaying debt and repurchasing shares of our common stock. Prior to the closing of the National merger, we intend to invest the proceeds in certificates of deposit, United States government securities and certain other interest-bearing securities. The proceeds from this offering will not be deposited into an escrow account.

Upon the closing of the National merger, all or a portion of the proceeds from this offering will be used, together with additional borrowings and available cash and cash equivalents and short-term investments, to purchase shares of National’s common stock for $25 per share or an aggregate of approximately $6.5 billion. The aggregate purchase price will increase to the extent of stock option exercises and the vesting of other forms of equity compensation.

If we do not close the National merger by April 30, 2012, or such earlier date as the Merger Agreement is terminated, we will redeem all of the Fixed Rate Notes on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of such Fixed Rate Notes, plus accrued and unpaid interest from the date of the initial issuance of such Fixed Rate Notes (or the most recent interest payment date on which interest was paid) to but excluding the Special Mandatory Redemption Date. See “Description of the Notes—Special Mandatory Redemption.”

We expect to generate additional cash from operations prior to the closing of the National merger. Prior to the closing of the National merger, we may issue commercial paper, borrow amounts under our $1.0 billion Revolving Credit Agreement dated as of May 6, 2011 among Texas Instruments Incorporated, any designated subsidiary borrowers, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, sole lead arranger and sole bookrunner, and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents (the “Revolving Credit Facility”) or incur other indebtedness so that we have adequate cash balances following the closing.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and our capitalization as of March 31, 2011, on an historical basis and on a pro forma basis to give effect to the adjustments included in our pro forma financial information, including the issuance of $3.5 billion aggregate principal amount of the Notes offered hereby. The information below is not necessarily indicative of what our capitalization would have been had the National merger closed as of March 31, 2011. This table should be read in conjunction with “Unaudited Pro Forma Financial Information,” our consolidated financial statements and the related notes all included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2011
(Millions of dollars, except share and per share amounts)	Historical	Pro Forma
Cash, cash equivalents and short-term investments	$2,857	$1,557

Long-term debt:
Notes offered hereby	$—	$3,500
Other long-term debt	—	1,043

Total long-term debt	—	4,543
Stockholders’ equity:
Preferred stock, $25 par value	—	—
Authorized – 10,000,000 shares. Participating cumulative preferred. None issued
Common stock, $1 par value.	1,740	1,740
Authorized – 2,400,000,000 shares. Shares issued: 1,740,394,740
Paid-in-capital	1,068	1,116
Retained earnings	25,206	25,185
Less treasury common stock at cost (579,225,953 shares)	(16,738)	(16,738)
Accumulated other comprehensive income (loss)	(702)	(702)

Total stockholders’ equity	10,574	10,601

Total capitalization	$10,574	$15,144

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for each of the periods indicated.

	Pro Forma	Historical	Pro Forma	Historical
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2011	Year Ended December 31, 2010	Year Ended December 31,
				2010	2009	2008
Ratio of earnings to fixed charges	29.4×	230.7×	36.0×	304.8×	127.9×	109.5×

Earnings consist of earnings from continuing operations, fixed charges, and other income or loss (including interest income, distributions from equity investments, and other miscellaneous non-operational items such as currency exchange gains or losses). Fixed charges consist of total interest on loans, interest attributable to rental and lease expense, and capitalized interest.

The pro forma ratios of earnings to fixed charges assumes the National merger was completed on January 1, 2010. For the year ended December 31, 2010, the pro forma ratio reflects, among other items, (a) a $112 million increase in interest expense due to the incurrence of approximately $3.5 billion of incremental borrowings, including the Notes offered hereby, and amortization of capitalized debt issuance costs, and (b) an estimated increase in the interest elements of lease expense of $8 million. For the three months ended March 31, 2011, the pro forma ratio reflects, among other items, (a) a $27 million increase in interest expense due to the incurrence of approximately $3.5 billion of incremental borrowings, including the Notes offered hereby, and amortization of capitalized debt issuance costs, and (b) an estimated increase in the interest elements of lease expense of $2 million. The calculation of the pro forma ratio assumes a weighted average interest rate of 1.52% per annum on an assumed $3.5 billion of incremental borrowings, including the Notes offered hereby. See “Unaudited Pro Forma Financial Information.”

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the planned acquisition of National by TI. Due to the estimated significance of the proposed investment in National by TI compared to TI’s total assets as of December 31, 2010, and the probable nature of the acquisition occurring, these unaudited pro forma condensed combined financial statements are presented in this prospectus supplement even though the acquisition of National has not yet been consummated.

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of TI and National, which are incorporated by reference into this prospectus. In preparing the unaudited pro forma condensed combined statement of income for the twelve months ended December 31, 2010, certain historical financial information for National, which has a fiscal year end that ends on the last Sunday of May, was recast to a reportable period comparable to TI (TI reports on a calendar year basis): to the results for the fiscal year ended May 30, 2010, we added the results for the six months ended November 28, 2010 and subtracted the results for the six months ended November 27, 2009. The other unaudited pro forma condensed combined financial statements are based on historical financial statements that are within 93 days of TI calendar reporting periods and so no further recasting of National’s financial statements was required. In addition certain reclassifications were made to the reported financial information of National to conform to the reporting classifications of TI.

The unaudited pro forma condensed combined statements of income for the twelve months ended December 31, 2010, and the three months ended March 31, 2011 and 2010, give effect to the acquisition as if it had been completed on January 1, 2010. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it had been completed on March 31, 2011.

The historical financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results of TI and National. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies, cost savings or revenue enhancements that may be achieved by the combined companies. In addition, certain nonrecurring expenses expected to be incurred within the first twelve months after the acquisition are also not reflected in the pro forma statements.

The pro forma adjustments are based on preliminary information available as of the date of this prospectus. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. These preliminary assumptions and estimates are subject to change as TI finalizes the valuations of the assets to be acquired and liabilities to be assumed in connection with its acquisition of National. Such final valuations are dependent upon procedures and other studies that have yet to commence; therefore the final amounts recorded at the closing date of the acquisition may differ significantly from the information presented herein.

Upon consummation of the acquisition, TI will review National’s accounting policies to determine if it may be necessary to harmonize any differences in policies. These unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

These unaudited pro forma condensed combined financial statements are provided for informational purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the acquisition taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined companies.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of TI and National incorporated by reference into this prospectus. See “Where You Can Find More Information.”

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2011

	Texas Instruments March 31, 2011	National Semiconductor February 27, 2011	Total Pro Forma Adjustments		Pro Forma March 31, 2011
Cash and cash equivalents	$1,343	$860	$4,300	(a)	$1,003
			1,000	(a)
			(6,500	)(b)
Short-term investments	1,514	40	(1,000	)(a)	554
Accounts receivable, net of allowances	1,568	91	—		1,659
Inventories	1,678	138	—		1,816
Deferred income taxes	771	75	—		846
Prepaid expenses and other current assets	170	142	—		312

Total current assets	7,044	1,346	(2,200)		6,190

Property, plant and equipment at cost	6,712	2,216	—		8,928
Less accumulated depreciation	(3,055)	(1,796)	—		(4,851)

Property, plant and equipment, net	3,657	420	—		4,077

Long-term investments	449	—	—		449
Goodwill	924	68	(68	)(e)	5,977
			5,053	(c)
Acquisition-related intangibles	69	—	1,406	(c)	1,475
Deferred income taxes	899	239	—		1,138
Capitalized software licenses, net	193	—	—		193
Overfunded retirement plans	28	—	—		28
Other assets	47	99	11	(a)	157

Total assets	$13,310	$2,172	$4,202		$19,684

Short-term debt	$—	$—	$800	(a)	$800
Accounts payable	605	51	32	(d)	699
			11	(a)
Accrued compensation	348	57	—		405
Income taxes payable	247	7	—		254
Accrued expenses and other liabilities	593	47	—		640

Total current liabilities	1,793	162	843		2,798

Long-term debt	—	1,043	3,500	(a)	4,543
Underfunded retirement plans	527	72	—		599
Deferred income taxes	82	—	(11	)(d)	563
			492	(c)(g)
Deferred credits and other liabilities	334	246	—		580

Total liabilities	2,736	1,523	4,824		9,083

Preferred stock	—	—	—		—
Common stock	1,740	121	(121	)(e)	1,740
Paid-in capital	1,068	246	(246	)(e)	1,116
			48	(f)
Retained earnings	25,206	415	(415	)(e)	25,185
			(21	)(d)
Less treasury common stock at cost	(16,738)	—	—		(16,738)
Accumulated other comprehensive income (loss), net of taxes	(702)	(133)	133	(e)	(702)

Total stockholders’ equity	10,574	649	(622)		10,601

Total liabilities and stockholders’ equity	$13,310	$2,172	$4,202		$19,684

See notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA STATEMENT OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2010

	Texas Instruments Twelve Months Ended December 31, 2010	National Semiconductor Twelve Months Ended November 28, 2010	Total Pro Forma Adjustments		Pro Forma Twelve Months Ended December 31, 2010
Revenue	$13,966	$1,563	$—		$15,529
Cost of revenue	6,474	484	(3	)(h)	6,955

Gross profit	7,492	1,079	3		8,574
Research and development	1,570	280	(6	)(h)	1,844
Selling, general, and administrative	1,519	302	(16	)(h)	1,805
Restructuring expense	33	30	—		63
Acquisition costs and amortization/divestiture (gain)	(144)	—	201	(i)	57

Operating profit	4,514	467	(176)		4,805
Other income (expense) net	37	(2)	(3	)(j)	32
Interest expense	—	56	56	(k)	112

Income before taxes	4,551	409	(235)		4,725
Provision for income taxes	1,323	104	(82	)(l)	1,345

Net income	$3,228	$305	($153)		$3,380

Earnings per share:
Basic	$2.66				$2.77

Diluted	$2.62				$2.74

Average shares outstanding (millions):
Basic	1,199		—		1,199

Diluted	1,213		—	(m)	1,213

See notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2011

	Texas Instruments Three Months Ended March 31, 2011	National Semiconductor Three Months Ended February 27, 2011	Total Pro Forma Adjustments		Pro Forma Three Months Ended March 31, 2011
Revenue	$3,392	$344	$—		$3,736
Cost of revenue	1,664	115	(1	)(h)	1,778

Gross profit	1,728	229	1		1,958
Research and development	422	66	(1	)(h)	487
Selling, general, and administrative	396	63	(1	)(h)	458
Restructuring expense	—	8	—		8
Acquisition costs and amortization, other	2	1	50	(i)	53

Operating profit	908	91	(47)		952
Other income (expense) net	10	3	(1	)(j)	12
Interest expense	—	14	13	(k)	27

Income before taxes	918	80	(61)		937
Provision for income taxes	252	21	(22	)(l)	251

Net income	$666	$59	($39)		$686

Earnings per share:
Basic	$0.56				$0.58

Diluted	$0.55				$0.56

Average shares outstanding (millions):
Basic	1,167		—		1,167

Diluted	1,194		—	(m)	1,194

See notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2010

	Texas Instruments Three Months Ended March 31, 2010	National Semiconductor Three Months Ended February 28, 2010	Total Pro Forma Adjustments		Pro Forma Three Months Ended March 31, 2010
Revenue	$3,205	$362	$—		$3,567
Cost of revenue	1,516	118	(2	)(h)	1,632

Gross profit	1,689	244	2		1,935
Research and development	370	69	(1	)(h)	438
Selling, general, and administrative	359	82	(6	)(h)	435
Restructuring expense	10	6	—		16
Acquisition costs and amortization, other	—	1	50	(i)	51

Operating profit	950	86	(41)		995
Other income (expense) net	7	1	(1	)(j)	7
Interest expense	—	15	13	(k)	28

Income before taxes	957	72	(55)		974
Provision for income taxes	299	19	(20	)(l)	298

Net income	$658	$53	($35)		$676

Earnings per share:
Basic	$0.53				$0.54

Diluted	$0.52				$0.53

Average shares outstanding (millions):
Basic	1,233		—		1,233

Diluted	1,246		—	(m)	1,246

See notes to unaudited pro forma financial information.

Notes to Unaudited Pro Forma Financial Information

Pro Forma Balance Sheet:

(a)	Reflects proceeds from the issuance of an estimated $4.3 billion of debt expected to be issued in connection with the acquisition by TI of National. Also reflects debt issuance costs of $11 million that will be capitalized and amortized over the estimated life of the debt being issued. Also reflects an estimated $1.0 billion from TI’s short-term investments that will be converted to cash and used to fund the acquisition.

(b)	Reflects the preliminary estimate of $6.5 billion of cash consideration expected to be transferred to effect the acquisition of National. Estimated cash consideration is based on the preliminary estimate of outstanding shares of National common stock at time of closing and estimated settlement of stock options, restricted stock units (RSUs) and performance stock units (PSUs) expected to be exchanged for cash at closing. These estimated amounts do not purport to represent what the actual cash consideration transferred will be when the acquisition is closed.

(c)	Reflects preliminary estimates of the fair value adjustments for assets to be acquired and liabilities to be assumed. This also includes a preliminary estimate for identified intangible assets.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed, reconciled to the preliminary estimate of consideration expected to be transferred (in millions):

Book value of net assets acquired and liabilities assumed at March 31, 2011	$649
Elimination of existing goodwill (See item (e) below)	(68)

Adjusted book value of net assets acquired	581
Adjustments to:
Recognize intangible assets	1,406
Deferred tax liability (See (g) below)	(492)
Goodwill	5,053

Estimate of consideration to be transferred	$6,548

Summary of Estimated Consideration to be Transferred:
Cash payments for shares outstanding and options, RSUs and PSUs to be exchanged for cash at closing (See (b) above)	$6,500
Fair value of TI replacement options and RSUs issued for vested service (See item (f) below)	48

Total estimate of consideration to be transferred	$6,548

(d)	Reflects estimated costs of $32 million associated with the acquisition expected to be incurred prior to the closing for legal, accounting, financial advisory, printing and similar expenses. Such costs have been excluded from the unaudited pro forma combined statements of income, but are charged directly to shareholder’s equity, net of estimated taxes, in the unaudited pro forma combined balance sheet.

(e)	Reflects the write-off of existing National goodwill and the elimination of the historical equity balances of National as of closing.

(f)

Reflects the issuance of TI’s replacement stock options and RSUs for National’s outstanding options, RSUs and PSUs expected to be converted at closing. The number of National share-based awards subject to conversion and the assumed conversion ratio are preliminary estimates. The replacement awards are measured on the closing date based on the preliminary estimate of fair value. A portion of that fair value amount, representing the pre-combination vested service provided by National employees, will be included in the total consideration transferred as part of the acquisition. The remaining portion will be included in post-combination share-based compensation expense as the National employees continue to provide service over the remaining vesting periods. The preliminary

Notes to Unaudited Pro Forma Financial Information (continued)

allocation of the fair value associated with the replacement options and RSUs was determined as follows:

	Stock Options	RSUs	PSUs
National stock options, RSUs and PSUs subject to conversion into TI stock options and RSUs at closing	1,530,821	4,841,835	1,001,000
Assumed Conversion Ratio ($25 conversion price/$35.50 assumed fair value of TI common stock at closing)	.70423	.70423	.70423

Equivalent TI replacement stock options and RSUs to be granted at closing	1,078,043	3,409,743	704,930
Average Fair Value of TI replacement options and RSUs at closing	$7.17	$35.50	$35.50

Pro forma fair value amount of TI replacement options and RSUs to be granted at closing	$7,729,568	$121,045,875	$25,025,000

Pro forma fair value amount of TI replacement options and RSUs expected to vest	$7,227,146	$113,177,894	$23,398,375

Portion of pro forma amount included in consideration transferred at closing (applicable to pre-combination vested service provided by National employees)	$2,860,745	$35,368,092	$9,749,323
Portion of pro forma amount to be included in post-combination share-based compensation expense over the remaining term of unvested service to be provided by National employees (see item (h) below)	$4,366,401	$77,809,802	$13,649,052

(g)	Adjusts deferred income taxes, which are primarily associated with identified intangible assets.

Income Statements

(h)	Reflects the net adjustments to share-based compensation expense for the post-combination portion of National’s stock options, RSUs and PSUs to be converted for TI replacement options and RSUs at closing. (See item (f) above.) The new share-based compensation expense is amortized on a straight line basis over the remaining vesting periods. The following table reflects the (a) elimination of National’s historical share-based compensation expense and (b) fair value of TI replacement stock options and RSUs to be recognized over the periods for which post-combination service of National employees is required.

	National Historical*	Pro Forma	Adjustment to Pro Forma
	(In millions)
Twelve Months Ended December 31, 2010:
Share-based compensation expense:
Cost of revenue	$8	$5	$(3)
Research & development	17	11	(6)
Selling, general and administrative	42	26	(16)

Total	$67	$42	$(25)

*	National Historical amounts are for the twelve months ended November 28, 2010.

Notes to Unaudited Pro Forma Financial Information (continued)

	National Historical*	Pro Forma	Adjustment to Pro Forma
	(In millions)
Three Months Ended March 31, 2011:
Share-based compensation expense:
Cost of revenue	$2	$1	$(1)
Research & development	4	3	(1)
Selling, general and administrative	7	6	(1)

Total	$13	$10	$(3)

*	National Historical results are for three months ended February 27, 2011.

	National Historical*	Pro Forma	Adjustment to Pro Forma
	(In millions)
Three Months Ended March 31, 2010:
Share-based compensation expense:
Cost of revenue	$3	$1	$(2)
Research & development	4	3	(1)
Selling, general and administrative	12	6	(6)

Total	$19	$10	$(9)

*	National Historical results are for three months ended February 28, 2010.

(i)	Reflects the preliminary estimate of amortization of acquired intangibles on a straight-line basis over an estimated useful life of 7 years.

(j)	Represents interest income foregone on TI’s short-term investments due to the assumed reduction in levels of those investments used to finance a portion of the acquisition.

(k)	Reflects interest expense on additional debt expected to be issued (see (a) above) as if it had been issued at the beginning of the applicable period using an assumed weighted average interest rate of 1.26%. Short-term debt is assumed to be repaid within six to nine months after closing. For the floating-rate short-term debt, a variance of 1/8 of a percent (0.00125%) in the interest rate for the periods outstanding would not have resulted in a material difference in pro forma interest expense. Also includes amortization of capitalized debt issuance costs over the estimated life of the related debt.

(l)	Tax effects of the pro forma adjustments are based on the federal statutory tax rate of 35% and do not comprehend the effect of any state taxes.

(m)	Reflects adjustment to the EPS calculation for the TI replacement RSUs and stock options issued at closing. TI’s RSUs are considered to be participating securities, and for EPS calculations a portion of net income is allocated to these participating securities and therefore is excluded from the calculation of EPS allocated to common stock. The effect of the additional RSUs was to increase the amount of net income allocated to RSUs for the twelve months ended December 31, 2010 from $44 million to $58 million, and for the three months ended March 31, 2011 from $10 million to $13 million, and for the three months ended March 31, 2010 from $8 million to $10 million, respectively. These amounts are deducted from net income to obtain the net income allocated to common stock on which the diluted EPS calculation is based. The TI replacement stock options did not have a material effect on the number of dilutive average shares outstanding for the periods presented.

DESCRIPTION OF THE NOTES

The summary herein of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, a form of which has been filed as an exhibit to the registration statement to which the accompanying prospectus forms a part. The following description of the particular terms of the Notes supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” beginning on page 8 of the accompanying prospectus.

General

The 2013 Floating Rate Notes and the 2013 Notes will mature on May 15, 2013, the 2014 Notes will mature on May 15, 2014, and the 2016 Notes will mature on May 16, 2016. The Notes will be issued in book-entry form only, in denominations of $2,000 and multiples of $1,000 thereafter. Interest on the Notes will accrue from May 23, 2011 at the respective rates per annum shown on the cover of this prospectus supplement. The Fixed Rate Notes will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2011 to the persons in whose names the Notes are registered at the close of business on the preceding May 1 or November 1, as the case may be. Interest on the Notes will be paid to but excluding the relevant interest payment date. Interest on the Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months, provided that interest on the 2013 Floating Rate Notes will be calculated on the basis of a 360-day year, actual days elapsed.

Interest on the 2013 Floating Rate Notes will be payable quarterly in arrears and determined as set forth below under “—Interest on Floating Rate Notes.”

The Notes will be issued under an indenture to be dated May 23, 2011 by and between Texas Instruments Incorporated and U.S. Bank National Association, as may be further supplemented from time to time. U.S. Bank National Association is the trustee for any and all securities issued under the indenture, as amended, including the Notes, and is referred to herein as the “trustee.” Texas Instruments Incorporated will be the sole obligor on the Notes.

The indenture does not limit the ability of Texas Instruments Incorporated or its subsidiaries to incur additional unsecured indebtedness. The Notes will be the unsecured and unsubordinated obligations of Texas Instruments Incorporated and will rank pari passu with its other unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to all indebtedness and liabilities (including trade payables and preferred stock obligations) of Texas Instruments Incorporated’s subsidiaries and will be effectively subordinated to its secured indebtedness, if any, and that of its subsidiaries, if any. As of March 31, 2011, Texas Instruments Incorporated had no outstanding indebtedness. As of March 31, 2011, we had approximately $2.7 billion of total liabilities on a consolidated basis. Of this amount, subsidiaries of Texas Instruments Incorporated had approximately $1.5 billion of liabilities (including trade payables and excluding intercompany debt) to which the Notes will be effectively subordinated.

On pro forma basis after giving effect to the adjustments included in our pro forma financial information, including the issuance of the Notes offered hereby and the application of the net proceeds thereof, as of March 31, 2011:

•	Texas Instruments Incorporated would have had approximately $3.5 billion of total long-term indebtedness (including the Notes), all of which would constitute senior and unsubordinated indebtedness;

•	we would have had approximately $9.1 billion of total liabilities on a consolidated basis;

•	Texas Instruments Incorporated would not have had any secured indebtedness to which the Notes would have been effectively subordinated; and

•

Texas Instruments Incorporated’s subsidiaries (including National and its subsidiaries) would have had approximately $3.0 billion of liabilities (including trade payables but excluding intercompany debt) to which the Notes would have been structurally subordinated.

Interest on Floating Rate Notes

Interest on the 2013 Floating Rate Notes will be payable on February 15, May 15, August 15 and November 15 commencing on August 15, 2011 to the persons in whose names the Notes are registered at the close of business on the preceding February 1, May 1, August 1 or November 1, as the case may be, provided that if interest is due on a day that is not a business day, interest will be paid on the next succeeding business day (such date of payment, an “interest payment date”). Interest payments for the 2013 Floating Rate Notes shall be the amount of interest accrued from the date of issue or from the last interest payment date to, but excluding, the interest payment date. Interest on the 2013 Floating Rate Notes will be calculated on the basis of a 360-day year, actual days elapsed.

The amount of interest for each day the 2013 Floating Rate Notes are outstanding (the “daily interest amount”) will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the 2013 Floating Rate Notes. The amount of interest to be paid on the 2013 Floating Rate Notes on any interest payment date will be calculated by adding the daily interest amounts for each day in the interest period.

The 2013 Floating Rate Notes will bear interest for each interest period at a per annum rate equal to three-month USD LIBOR, as determined by the Calculation Agent on the Interest Determination Date (as defined below) for such period, plus 0.18%. Promptly upon determination, the Calculation Agent will inform the trustee and the Issuer of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the Calculation Agent shall be binding and conclusive on the holders of the 2013 Floating Rate Notes, the trustee and the Issuer. The interest rate will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

All percentages resulting from these calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one half cent being rounded upwards).

On any Interest Determination Date, USD LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such Interest Determination Date. If on an Interest Determination Date, such rate does not appear on the “Reuters Page LIBOR01” as of 11:00 a.m. (London time), or if the “Reuters Page LIBOR01” is not available on such date, the trustee will obtain such rate from Bloomberg L.P.’s page “BBAM.”

If no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P.’s page “BBAM” on an Interest Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent (after consultation with the Issuer) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, USD LIBOR will be the arithmetic average of the quotations provided. Otherwise, the Calculation Agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, USD LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of USD LIBOR for the next interest period will be set equal to the rate of USD LIBOR for the then current interest period.

Upon request from any holder of the 2013 Floating Rate Notes, the Calculation Agent will provide the interest rate in effect on the 2013 Floating Rate Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

For purposes of the foregoing discussion of interest payable on the 2013 Floating Rate Notes, the following definitions are applicable:

“Calculation Agent” means the calculation agent as appointed by Texas Instruments Incorporated, which initially shall be the trustee.

“Interest Determination Date” with respect to an interest period will be the second London Business Day preceding the first day of the interest period.

“London Business Day” is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Issuance of Additional Notes

Texas Instruments Incorporated may, without the consent of the holders, increase the principal amount of any series of Notes by issuing additional Notes of such series in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes; provided that the additional Notes are fungible with the applicable series of Notes offered hereby for U.S. federal income tax purposes. The additional Notes of a series will have the same CUSIP number as the applicable series of Notes.

Texas Instruments Incorporated also may, without the consent of the holders, issue other series of debt securities under the indenture in the future on terms and conditions different from the series of Notes offered hereby.

Optional Redemption

The Fixed Rate Notes will be redeemable, in whole or in part at any time, or from time to time, at Texas Instruments Incorporated’s option, each at a “make-whole premium” redemption price calculated by Texas Instruments Incorporated equal to the greater of:

(i) 100% of the principal amount of the Fixed Rate Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 5 basis points with respect to the 2013 Notes, 7.5 basis points with respect to the 2014 Notes, and 10 basis points with respect to the 2016 Notes.

plus, in each case, accrued interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on Fixed Rate Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date as set forth in the Fixed Rate Notes and the indenture.

For purposes of the foregoing discussion of an Optional Redemption, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Fixed Rate Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Fixed Rate Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by Texas Instruments Incorporated.

“Reference Treasury Dealer” means (i) Morgan Stanley & Co. Incorporated, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Texas Instruments Incorporated will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by Texas Instruments Incorporated.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Fixed Rate Notes to be redeemed. Unless Texas Instruments Incorporated defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Fixed Rate Notes or portions thereof called for redemption. If less than all of the Fixed Rate Notes are to be redeemed, the Fixed Rate Notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of Fixed Rate Notes represented by a global note, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of Fixed Rate Notes that are not represented by a global note. No Notes of a principal amount of $2,000 or less will be redeemed in part. In addition, at any time we may repurchase Notes in the open market and may hold or surrender such Notes to the trustee for cancellation.

Special Mandatory Redemption

If the National merger has not closed by April 30, 2012, or such earlier date as the Merger Agreement is terminated, we will redeem all of the Fixed Rate Notes on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the Fixed Rate Notes, plus accrued and unpaid interest from the date of the initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the Special Mandatory Redemption Date.

Notice of a special mandatory redemption will be distributed promptly after the occurrence of the event triggering such redemption to the registered address of each holder. If funds sufficient to pay the Special Mandatory Redemption Price of all of the Fixed Rate Notes to be redeemed on the Special Mandatory Redemption Date are deposited with a paying agent or the trustee on or before such Special Mandatory Redemption Date, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Fixed Rate Notes and, other than the right to receive the Special Mandatory Redemption Price, all rights under the Fixed Rate Notes shall terminate.

For purposes of the foregoing discussion of a special mandatory redemption, the following definitions are applicable:

“National merger” means our acquisition of National Semiconductor as contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger by and among National Semiconductor Corporation, Texas Instruments Incorporated and Orion Merger Corp. dated as of April 4, 2011, as amended from time to time in accordance with its terms.

“Special Mandatory Redemption Date” means the 15th business day following the earlier to occur of (a) April 30, 2012, and (b) the date the Merger Agreement is terminated.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the Fixed Rate Notes to be redeemed together with accrued and unpaid interest, if any, from the date of initial issuance (or the most recent interest payment date on which interest on the Fixed Rate Notes of the applicable series was paid or duly provided for) to, but not including, the Special Mandatory Redemption Date.

No Sinking Fund

The Notes will not be entitled to any sinking fund.

Events of Default

An event of default for any series of debt securities is defined under the indenture as being:

•

our default in the payment of principal or premium on the debt securities of such series when due and payable whether at maturity, upon acceleration, redemption, or otherwise, but, in the case of technical or administrative difficulties, only if that default continues for a period of two days;

•	our default in the payment of interest on any debt securities of such series when due and payable, if that default continues for a period of 30 days;

•

our default in the performance of or breach of any of our other covenants or agreements in the indenture applicable to debt securities of such series, other than a covenant breach of which is specifically dealt with elsewhere in the indenture, and that default or breach continues for a period of 90 consecutive days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the debt securities of such series;

•	there occurs any other event of default provided for in such series of debt securities;

•	a court having jurisdiction enters a decree or order for:

¡	relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

¡	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or for all or substantially all of our property and assets; or

¡	the winding up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days.

•	we:

¡

commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

¡

consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of ours for all or substantially all of our property and assets; or

¡	effect any general assignment for the benefit of creditors.

The default by us under any other debt, including any other series of debt securities, is not a default under the indenture.

If an event of default other than an event of default specified in the last two bullet points above occurs with respect to a series of debt securities and is continuing under the indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such debt securities to be immediately due and payable.

If an event of default specified in the last two bullet points above occurs with respect to us and is continuing, then the entire principal amount of the outstanding debt securities, including the Notes, will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

Upon a declaration of acceleration, the principal amount of and accrued interest, if any, on such debt securities shall be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the securities of such series affected by the default, each series voting as a separate class, (or, of all the debt securities, as the case may be, voting as a single class). Furthermore, subject to various provisions in the indenture, the holders of at least a majority in aggregate principal amount of a series of debt securities by notice to the trustee, may waive an existing default or event of default with respect to such debt securities and its consequences, except a default in the payment of principal of or interest on such debt securities or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holders of each such debt securities. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such debt securities shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “Description of Debt Securities—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of a series of debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such issue of debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such issue of debt securities. A holder may not pursue any remedy with respect to the indenture or any series of debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a debt security to receive payment of the principal of or interest, if any, on such debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the debt securities, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain of our officers to certify, on or before a fixed date in each year in which any security is outstanding, as to their knowledge of our compliance with all conditions and covenants under the indenture.

Book-Entry; Delivery and Form; Global Note

The Notes of each series sold in the United States will be issued in the form of one or more fully registered global notes without interest coupons which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and registered in the name of Cede & Co., as nominee of DTC, for the accounts of participants in DTC. Unless and until exchanged, in whole or in part, for Notes in definitive registered form, a global note may not be transferred except as a whole (i) by the depositary for such global note to a nominee of such depositary, (ii) by a nominee of such depositary to such depositary or another nominee of such depositary or (iii) by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Ownership of beneficial interests in a registered global note will be limited to persons, called participants, that have accounts with the depositary (currently DTC) or persons that may hold interests through participants in DTC. Investors may hold their interests in a global note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers’ securities accounts in the depositaries’ names on the books of DTC.

Upon transfer of a definitive note, the definitive note will be exchanged for an interest in a global note, and the transferee will be required to hold its interest through a participant in DTC, Euroclear or Clearstream, as applicable.

Upon the issuance of a registered global note, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the relevant series of Notes beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the Notes will designate the accounts to be credited. Ownership of beneficial interests in a registered global note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the depositary, or its nominee, is the registered owner of a registered global note, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the relevant series of Notes represented by the registered global note for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global note will not be entitled to have the Notes represented by the registered global note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the indenture. Accordingly, each person owning a beneficial interest in a registered global note must rely on the procedures of the depositary for that registered global note and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of Notes take physical delivery of these Notes in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

To facilitate subsequent transfers, all Notes deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Texas Instruments Incorporated will make payments due on the Notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global note, is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global note as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global note held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is the responsibility of Texas Instruments Incorporated. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants. None of Texas Instruments Incorporated, the trustee or any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell Notes to persons in jurisdictions that require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the relevant global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of the time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction’s interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Texas Instruments Incorporated expects that DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.

Although Texas Instruments Incorporated expects that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Texas Instruments Incorporated nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If the depositary for any of the Notes represented by a registered global note is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by Texas Instruments Incorporated within 90 days, Texas Instruments Incorporated will issue Notes in definitive form in exchange for the registered global note that had been held by the depositary. Any Notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of or the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, Texas Instruments Incorporated may at any time determine that the Notes of any series shall no longer be represented by a global note and will issue Notes in definitive form in exchange for such global note pursuant to the procedure described above.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

The information in this section concerning DTC and DTC’s book-entry system, as well as information regarding Euroclear and Clearstream, has been obtained from sources that Texas Instruments Incorporated believes to be reliable, but Texas Instruments Incorporated takes no responsibility for its accuracy or completeness. Texas Instruments Incorporated assumes no responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Notices

Notices to holders of the Notes will be made by first class mail, postage prepaid, to the addresses that appear on the security register of the Notes.

Concerning Our Relationship with the Trustee

Texas Instruments Incorporated does not currently have any other relationships with the trustee, but in the future may enter into ordinary banking relationships with affiliates of the trustee.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion only applies to Notes that are:

•

purchased by those initial holders who purchase such Notes in this offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes of such series is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances, including alternative minimum tax consequences and tax consequences applicable to holders subject to special rules, such as:

•	tax-exempt organizations;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding Notes as part of a hedge, straddle or other integrated transaction for U.S. federal income tax purposes, or persons entering into a constructive sale with respect to the Notes;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding the Notes are urged to consult their own tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, in each case as in effect on the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of Notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Potential Contingent Payment Debt Treatment

If the National merger has not closed by April 30, 2012, or such earlier date as the Merger Agreement is terminated, then TI would generally be required to repurchase the Notes at 101% of their principal amount plus accrued and unpaid interest, as described under “Description of the Notes—Special Mandatory Redemption.” Although the issue is not free from doubt, TI intends to take the position that such requirement does not result in the Notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. TI’s position is not binding on the Internal Revenue Service (the “IRS”). If the IRS successfully takes a contrary position, U.S. Holders may be required to treat any gain recognized on the sale or other disposition of the Notes as ordinary income rather than as capital gain. Furthermore, U.S. Holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the Notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. Holders should consult their tax advisors regarding the tax consequences of the Notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Payments of Interest

The Notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for federal income tax purposes.

Sale, Exchange, Redemption or Other Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition and the holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note will, in general, be the U.S. Holder’s cost therefor. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss realized on the sale, exchange, redemption or other taxable disposition of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other taxable disposition the Note has been held by the holder for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes other than with respect to certain exempt recipients. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a Note. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption or other disposition of a Note.

Payments on the Notes

Payments of principal, interest and premium on the Notes by TI or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

•

the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of TI entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to TI through stock ownership; and

•

the Non-U.S. Holder certifies on an IRS Form W-8BEN (or other applicable IRS Form W-8), under penalties of perjury, that it is not a United States person (as defined in the Code) and TI does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person.

If interest on a Note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the holder will generally be required to provide to TI a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange, Redemption or Other Disposition of the Notes

A Non-U.S. Holder of a Note will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption or other disposition of such Note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States.

If gain realized on a sale, exchange, redemption or other disposition of a Note is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest on the Notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition (including a retirement or redemption) of the Notes and the Non-U.S. Holder may be subject to backup withholding on payments of interest on the Notes or on the proceeds from a sale or other disposition (including a retirement or redemption) of the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITERS

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC are acting as representatives, has severally agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of 2013 Floating Rate Notes, 2013 Notes, 2014 Notes and 2016 Notes set forth opposite the underwriter’s name in the following table:

Name	Principal Amount of 2013 Floating Rate Notes	Principal Amount of 2013 Notes	Principal Amount of 2014 Notes	Principal Amount of 2016 Notes
Morgan Stanley & Co. Incorporated	$210,000,000	$105,000,000	$210,000,000	$210,000,000
J.P. Morgan Securities LLC	$210,000,000	$105,000,000	$210,000,000	$210,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$142,000,000	$71,000,000	$142,000,000	$142,000,000
Citigroup Global Markets Inc.	$56,000,000	$28,000,000	$56,000,000	$56,000,000
BNP Paribas Securities	$110,000,000	$55,000,000	$110,000,000	$110,000,000
Mitsubishi UFJ Securities (USA), Inc.	$110,000,000	$55,000,000	$110,000,000	$110,000,000
Mizuho Securities USA Inc.	$110,000,000	$55,000,000	$110,000,000	$110,000,000
Barclays Capital Inc.	$26,000,000	$13,000,000	$26,000,000	$26,000,000
The Williams Capital Group, L.P.	$26,000,000	$13,000,000	$26,000,000	$26,000,000

Total	$1,000,000,000	$500,000,000	$1,000,000,000	$1,000,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated.

The underwriters propose to offer each series of the Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of each series of the Notes to dealers at the public offering price less a concession not to exceed 0.10% of the principal amount of the 2013 Floating Rate Notes and the 2013 Notes, 0.15% of the principal amount of the 2014 Notes and 0.20% of the principal amount of the 2016 Notes. The underwriters may allow, and any such dealer may reallow, a concession not to exceed 0.05% of the principal amount of the 2013 Floating Rate Notes and the 2013 Notes, 0.075% of the principal amount of the 2014 Notes and 0.10% of the principal amount of the 2016 Notes. After the initial offering of the Notes to the public, the representatives may change the public offering price and other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Texas Instruments Incorporated
Per 2013 Floating Rate Note	0.15%
Per 2013 Note	0.15%
Per 2014 Note	0.25%
Per 2016 Note	0.35%

We estimate that our total expenses for this offering, other than underwriting discounts and commissions, will be approximately $4.5 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. We intend to use the net proceeds of this offering in lieu of borrowings under our $2.5 billion Bridge Loan Agreement dated as of May 6, 2011 among Texas Instruments Incorporated, any designated subsidiary borrowers, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, sole lead arranger and sole bookrunner, and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents (the “Bridge Facility”). In addition, net proceeds of this offering may reduce or eliminate our need to borrow under our Revolving Credit Facility. Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, is acting as administrative agent, sole lead arranger and sole bookrunner under the Bridge Facility and the Revolving Credit Facility, and will receive payment of certain fees in those capacities, including a fee of approximately $125,000 following completion of this offering. Morgan Stanley & Co. Incorporated is also acting as our financial advisor in connection with the National merger. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, are acting as co-syndication agents and lenders under the Bridge Facility and Revolving Credit Facility. Citibank, N.A., an affiliate of Citigroup Global Markets Inc., BNP Paribas, an affiliate of BNP Paribas Securities Corp., the Bank of Tokyo-Mitsubishi UFJ, Ltd., an affiliate of Mitsubishi UFJ Securities (USA), Inc., Mizuho Corporate Bank, Ltd., an affiliate of Mizuho Securities USA Inc., and Barclays Bank PLC, an affiliate of Barclays Capital Inc., are acting as lenders under the Bridge Facility and Revolving Credit Facility. The Bridge Facility will be terminated upon the closing of the offering of Notes contemplated hereby.

In connection with the issuance of the Notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their affiliates.

New Issue of Notes

There are currently no public trading markets for the Notes. We have not applied and do not intend to apply to list the Notes on any securities exchange. The underwriters have advised us that they intend to make a market in each series of the Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion. Therefore, we cannot assure you that liquid trading markets for the Notes will develop, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable.

Sales Outside the United States

The Notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the

“Relevant Implementation Date”) it has not made and will not make an offer of the Notes to the public in that Relevant Member State other than:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article (3)(2) of the Prospectus Directive;

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For purposes of the foregoing, the expression an “offer of notes to the public” in relation to the Notes in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter has represented and agreed that the Notes have not been offered or sold, and will not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instrument and Exchange Law of Japan (the “Financial Instrument and Exchange Law”) and each underwriter has represented and agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instrument and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Each underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore, and accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other Jurisdictions

Each underwriter has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the Notes directly or indirectly or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the Notes in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement and the pricing agreement.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

VALIDITY OF SECURITIES

The legality of the Notes offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements incorporated by reference herein for the year ended December 31, 2010, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule of National Semiconductor Corporation and subsidiaries as of May 30, 2010 and May 31, 2009, and for each of the years in the three-year period ended May 30, 2010, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the consolidated financial statements of National Semiconductor Corporation and subsidiaries refers to changes in the National’s method of accounting for the valuation of financial assets and liabilities and the measurement date of its defined benefit pension plans at the beginning of fiscal year 2009, and its method of accounting for uncertain tax positions at the beginning of fiscal 2008 resulting from the adoption of new accounting pronouncements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of the offering under this prospectus:

(a)	Current Reports on Form 8-K filed on February 18, 2011, March 14, 2011, April 4, 2011, April 5, 2011, April 27, 2011, and May 16, 2011,

(b)	Quarterly Report on Form 10-Q for the three months ended March 31, 2011, filed on May 5, 2011, and

(c)	Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011.

Any statement contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of these filings at no cost, by writing or telephoning us at: 12500 TI Boulevard, P.O. Box 660199, Dallas, Texas 75266-0199, Attention: Manager of Investor Relations, (972) 995-3773. Information about us, including our SEC filings, is also available at our website at www.ti.com. However, the information on our website is not a part of this prospectus or any prospectus supplement that we file.

PROSPECTUS

Texas Instruments Incorporated

The following are types of securities that may be offered and sold by Texas Instruments Incorporated or by selling security holders under this prospectus from time to time:

• Common stock	• Warrants

• Preferred stock	• Units

• Debt securities

The securities may be offered by us or by selling security holders in amounts, at prices and on terms determined at the time of the offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity	• Redemption terms	• Liquidation amount

• Interest rate	• Listing on a security exchange	• Subsidiary guarantees

• Currency of payments	• Amount payable at maturity	• Sinking fund terms

• Dividends	• Conversion or exchange rights

Our Common Stock is quoted on the New York Stock Exchange under the ticker symbol TXN. On February 23, 2010, the reported last sale price on the New York Stock Exchange for our Common Stock was $24.30.

Investing in these securities involves certain risks. See “Item 1A–Risk Factors” beginning on page 8 of our annual report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 24, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus, in any supplement hereto or in any related free-writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Texas Instruments”, “TI”, “we,” “us,” and “our” refer to Texas Instruments Incorporated and its consolidated subsidiaries except where expressly indicated or the context otherwise requires.

The Company

At Texas Instruments Incorporated (TI), we design and make semiconductors that we sell to electronics designers and manufacturers all over the world. We began operations in 1930. We are incorporated in Delaware, headquartered in Dallas, Texas, and have design, manufacturing or sales operations in more than 30 countries. We have four segments: Analog, Embedded Processing, Wireless and Other. We expect Analog and Embedded Processing to be our primary growth engines in the years ahead, and we therefore focus our resources on these segments. We were the world’s fourth largest semiconductor company in 2009 as measured by revenue, according to preliminary estimates from an external source. Additionally, we sell calculators and related products.

Our principal executive offices are located at 12500 TI Boulevard, Dallas, Texas 75266-0199, and our telephone number is (972) 995-3773. We maintain a website at www.ti.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or selling security holders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or selling security holders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of the offering under this prospectus:

(a)	Current Report on Form 8-K filed on February 19, 2010 and

(b)	Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 23, 2010.

Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of these filings at no cost, by writing or telephoning us at: 12500 TI Boulevard, P.O. Box 660199, Dallas, Texas 75266-0199, Attention: Manager of Investor Relations, (972) 995-3773. Information about us, including our SEC filings, is also available at our website at www.ti.com. However, the information on our website is not a part of this prospectus or any prospectus supplement that we file.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus or incorporated by reference into this prospectus are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “expect,” “anticipate,” “foresee,” “forecast,” “estimates” or other words or phrases of similar import. Forward-looking statements describe our business strategy, outlook, objectives, plans, intentions or goals. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such statements address future events and conditions concerning:

•	capital expenditures,

•	earnings,

•	liquidity and capital resources,

•	litigation,

•	accounting matters,

•	possible corporate restructurings, acquisitions and dispositions,

•	compliance with debt and other restrictive covenants,

•	interest rates and dividends, and

•	the overall economy of our industry segments.

What happens in each case could vary materially from what we expect because of things such as:

•	market demand for semiconductors, particularly in key markets such as communications, entertainment electronics and computing;

•

TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;

•

economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;

•	availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;

•

changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•

changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;

•	customer demand that differs from company forecasts;

•	the financial impact of inadequate or excess TI inventory that results from demand that differs from projections;

•	the ability of TI and its customers and suppliers to access their bank accounts and lines of credit or otherwise access the capital markets;

•	impairments of our non-financial assets;

•	product liability or warranty claims, or recalls by TI customers for a product containing a TI part;

•	TI’s ability to recruit and retain skilled personnel; and

•	timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

These lists are not all-inclusive because it is not possible to predict all factors. All forward-looking statements are qualified by the risks described in the documents incorporated by reference into this prospectus and any supplement to this prospectus. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes including, but not limited, to funding our operations, purchasing capital equipment, funding potential acquisitions, repaying debt and repurchasing shares of our common stock. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges was as follows for the respective periods indicated:

For the Fiscal Years Ended December 31,
2009	2008	2007	2006	2005

127.9x	109.5x	154.7x	94.1x	70.2x

Earnings consist of earnings from continuing operations, fixed charges, and other income or loss (including interest income, equity investment gains or losses, and other miscellaneous non-operational items such as currency exchange gains or losses). Fixed charges consist of total interest on loans, interest attributable to rental and lease expense, and capitalized interest.

We have no preferred shares outstanding and have paid no preferred dividends to date; therefore, our ratios of earnings to combined fixed charges and preferred dividends are the same as our ratios of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our restated certificate of incorporation, as amended (“Restated Certificate of Incorporation”), our by-laws, as amended (“By-Laws”), and applicable provisions of law. We have summarized certain portions of the Restated Certificate of Incorporation and By-Laws below. The summary is not complete. The Restated Certificate of Incorporation and By-Laws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the Restated Certificate of Incorporation and By-Laws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), the Restated Certificate of Incorporation and By-Laws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for the shares held by such stockholder.

Authorized Capital Stock

The Restated Certificate of Incorporation authorizes us to issue 2,400,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $25.00 par value per share.

Common Stock

As of January 31, 2010, there were 1,241,888,536 shares of common stock outstanding which were held of record by 24,136 stockholders. We are authorized to issue additional shares of common stock without further stockholder approval, except as may be required by applicable law or stock exchange regulations. The holders of shares of our common stock, subject to the preferential rights of the holders of any shares of our preferred stock, are entitled to dividends when and as declared by our board of directors. The holders of our common stock have one vote per share on all matters submitted to a vote of the stockholders, and the right to share pro rata in the net assets of TI in liquidation after payment of any amounts due to creditors and in respect of any preferred stock. Holders of shares of our common stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of common stock are, and the shares of common stock issued upon any conversion or exchange of any debt securities or preferred stock providing for such conversion or exchange will be, fully paid and nonassessable. Our common stock is listed on the New York Stock Exchange. The transfer agent and registrar for our common stock is Computershare Investor Services, LLC, 2 North LaSalle Street, 3rd Floor, Chicago, Illinois 60602.

Our By-Laws provide that the annual meeting of stockholders shall be held on the third Thursday in April each year or on such other date as may be fixed by the our board of directors and as stated in a written notice, which must be mailed or delivered to each stockholder at least 10 days prior to any stockholder meeting.

Preferred Stock

As of January 31, 2010, there were no shares of our preferred stock outstanding. We are authorized to issue up to 10,000,000 shares of preferred stock, in one or more series, with such designations and such relative voting, dividend, liquidation, conversion, and other rights, preferences and limitations as are stated in the Restated Certificate of Incorporation, or any certificate of designation establishing such series adopted by our board of directors. The 10,000,000 authorized but unissued shares of preferred stock may be issued pursuant to resolution of our board of directors without the vote of the holders of our capital stock. If preferred stock is offered pursuant to this prospectus, we will describe the restrictions, if any, on the repurchase or redemption of the preferred stock by us in a prospectus supplement.

Certain Provisions of Texas Instruments’ Certificate of Incorporation and By-Laws

Our Restated Certificate of Incorporation states that action may be taken by stockholders only at annual or special meetings of stockholders, and that stockholders may not act by written consent. The By-Laws vest the power to call special meetings of stockholders in our chairman of the board, our president, or a majority of our board of directors.

To be properly brought before an annual meeting of stockholders, any stockholder proposal or nomination for the board of directors must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the first anniversary of the previous year’s annual meeting; provided that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Texas Instruments and, accordingly, may discourage attempts to acquire Texas Instruments even though such a transaction may offer Texas Instruments stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF DEBT SECURITIES

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series pursuant to an indenture to be entered into between us and U.S. Bank National Association, as trustee. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939.

The following is only a summary of selected provisions of the indenture and the debt securities and therefore does not contain all information that may be important to you. This summary is qualified in its entirety by reference to the base indenture and any supplemental indenture thereto or officer’s certificate or board resolution related thereto. We urge you to read the indenture because the indenture, not this description, defines the rights of the holders of the debt securities. The indenture is included as an exhibit to the registration statement of which this prospectus is a part.

As used in this section of the prospectus and under the captions “Description of Capital Stock,” “Description of Warrants” and “Description of Units,” the terms “we,” “us” and “our” refer only to Texas Instruments Incorporated and not to any existing or future subsidiaries of Texas Instruments Incorporated.

General

The debt securities will constitute unsecured and unsubordinated obligations of ours and will rank pari passu with our other unsecured and unsubordinated obligations.

We conduct some of our operations through subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay principal or interest on the debt securities, to pay the debt securities at maturity or upon redemption or to buy the debt securities may depend upon our subsidiaries repaying investments and advances we have made to them, and upon our subsidiaries’ earnings and their distributing those earnings to us. The debt securities will be effectively subordinated to all obligations (including trade payables and preferred stock obligations) of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The indenture will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The debt securities will be our unsecured obligations. Our secured debt and other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

You should look in the prospectus supplement for any additional or different terms of the debt securities being offered, including the following terms:

•	the debt securities’ designation;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount (i.e. price) at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•

the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•

the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

•	the form of the debt securities;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

•	the terms and conditions, if any, upon which we may have to repay the debt securities early at your option;

•

the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	the terms and conditions, if any, pursuant to which the debt securities may be exchanged for the cash value of other securities issued by us or by a third party;

•

the initial conversion or exchange price or rate and any adjustments thereto, the period or periods within which, and the other terms and conditions upon which conversion or exchange of the debt securities may be effected;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form; and

•

any other terms of the debt securities, including any terms which may be required by or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Debt Securities

Certain Covenants

Certain Definitions. The term “attributable debt” in respect of a sale and leaseback transaction means, at the time of determination, the lesser of (1) the fair market value of the assets subject to such transaction, as determined by our board of directors, and (2) the present value (discounted at the interest rate implicit in the lease or, if it is not practicable to determine such rate, then at our incremental borrowing rate determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of any lease.

The term “consolidated net tangible assets” means, at any date, the total assets appearing on our most recent consolidated balance sheet, prepared in accordance with generally accepted accounting principles, less all current liabilities as shown on such balance sheet, and intangible assets.

The term “funded debt” means all debt whether incurred, assumed or guaranteed, including purchase money indebtedness, maturing by its terms more than one year from the date of creation thereof or which is renewable or extendable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof.

The term “intangible assets” means the value (net of applicable reserves), as shown on or reflected in our most recent consolidated balance sheet, of (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expenses, less unamortized premium; but in no event shall the term “intangible assets” include computer programs and related products.

The term “net rental payments” under any lease for any period shall mean the sum of rental and other payments required to be paid by such lessee thereunder, not including, however, amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales).

The term “principal manufacturing property” means each of our manufacturing or processing plants or facilities located in the United States of America (other than territories and possessions of the United States) or Puerto Rico, except any such manufacturing or processing plant or facility that the board of directors by resolution determines not to be of material importance to the total business conducted by us and our consolidated subsidiaries, taken as a whole.

Restrictions on Liens. The indenture provides that, unless as may otherwise be indicated by resolution of our board of directors, officer’s certificate, or supplemental indenture, we will not issue or assume any debt for money borrowed (which, including guarantees of debt for borrowed money, we refer to as “debt”), if the debt is secured by a mortgage, pledge, lien or other encumbrance (which we refer to as a “mortgage”) upon any principal manufacturing property (whether such principal manufacturing property is now owned or subsequently acquired) without in any such case effectively providing that the debt securities (together with any other debt security ranking equally with the debt securities) shall be secured equally and ratably with the debt until such time as such debt is no longer secured by such mortgage. The foregoing restrictions shall not apply to:

•	mortgages existing as of the closing date of the offering of the relevant series of debt securities;

•	mortgages on property existing at the time of or within 120 days after acquisition of the property and certain purchase money mortgages;

•	mortgages on property of an entity existing at the time that entity is merged into or consolidated with us or substantially all the assets of which are acquired by us;

•

mortgages in favor of the United States or any political subdivision or any instrumentality thereof, or in favor of any other country or any political subdivision or instrumentality thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the mortgages;

•	mortgages for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

•

mortgages to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

•

mortgages imposed by law, such as carrier’s, warehousemen’s and mechanic’s liens and other similar liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings, or other liens arising out of judgments or awards against us with respect to which we shall then be proceeding with an appeal or other proceedings for review and liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the bullet points above.

Restrictions on Sale and Leaseback Transactions. The indenture provides that, unless as may otherwise be indicated by resolution of our board of directors, officer’s certificate, or supplemental indenture, we will not enter into any lease longer than three years covering any principal manufacturing property that is sold to any other person (other than any then-existing subsidiary) in connection with such lease unless the proceeds from such sale or transfer shall be at least equal to the fair value of such property as determined by resolution by our board of directors and either:

•

we would be entitled, pursuant to the “Restrictions on Liens” described above, to incur debt secured by a mortgage on the principal manufacturing property involved in an amount at least equal to the attributable debt in respect of such principal manufacturing property without equally and ratably securing the debt securities, provided, that such attributable debt shall thereupon be deemed to be debt subject to the provisions of such restrictions on liens; or

•

within a period commencing twelve months prior to the consummation of the sale and leaseback transaction and ending twelve months after consummation of such transaction, we have expended or will expend for principal manufacturing property an amount equal to:

•	the proceeds of such sale and leaseback transaction and we elect to designate such amount as a credit against such transaction, or

•

a part of the proceeds of such sale and leaseback transaction and we elect to designate such amount as a credit against such transaction and treat an amount equal to the remainder of the proceeds as provided in the clause directly below; or

•

such attributable debt (less any amount elected under the clause directly above) is applied within 120 days after the transaction to the retirement of funded debt, or is considered to be attributable debt for purposes of the calculation of exempted debt and, after giving effect to the exempted debt, the exempted debt does not exceed 15% of consolidated net tangible assets.

Exempted Debt. The indenture provides that, notwithstanding the restrictions on mortgages and sale and leaseback transactions described above, we may, in addition to amounts permitted under such restrictions, create, extend, renew or replace debt secured by mortgages, or enter into sale and leaseback transactions, which would otherwise be subject to the foregoing restrictions, without equally and ratably securing the debt securities and without any obligation to make expenditures for principal manufacturing property or to retire any debt, provided, that after giving effect thereto, the aggregate additional outstanding amount of such debt secured by mortgage plus attributable debt resulting from such sale and leaseback transactions (“exempted debt”) does not exceed 15% of consolidated net tangible assets.

Consolidation, Merger and Sale or Conveyance. We may not consolidate with, merge with or into, or sell, or convey (including by way of lease) all or substantially all of our assets to any person or permit any person to merge with or into us unless:

•

we are the continuing person or the person formed by such consolidation or into which we are merged or that acquired or leased our property and assets shall be a corporation or entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof (or, any entity not organized under such laws which agrees, in a form satisfactory to the trustee, to submit to the jurisdiction of the United States district court for the Southern District of New York, and to indemnify and hold harmless the holders of the debt securities against certain taxes and expenses) and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations on all of the debt securities and under the indenture;

•	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

•

we deliver to the trustee an officers’ certificate and opinion of counsel, in each case stating that such consolidation, merger, or conveyance and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture and the debt securities relating to such transaction have been complied with.

The restrictions in the bullets above shall not be applicable to:

•

the merger or consolidation of us with an affiliate of ours if our board of directors determines in good faith that the purpose of such transaction is principally to change our state of incorporation or convert our form of organization to another form; or

•

the merger of us with or into a single direct or indirect wholly owned subsidiary of ours pursuant to Section 251(g) (or any successor provision) of the General Corporation Law of the State of Delaware.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for us and may exercise every right and power under the indenture with the same effect as if such successor corporation had been named in our place in the indenture, and we will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and the debt securities.

Events of Default

An event of default for any series of debt securities is defined under the indenture as being:

•

our default in the payment of principal or premium on the debt securities of such series when due and payable whether at maturity, upon acceleration, redemption, or otherwise, if that default continues for a period of five days;

•	our default in the payment of interest on any debt securities of such series when due and payable, if that default continues for a period of 60 days;

•

our default in the performance of or breach of any of our other covenants or agreements in the indenture applicable to debt securities of such series, other than a covenant breach of which is specifically dealt with elsewhere in the indenture, and that default or breach continues for a period of 90 consecutive days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the debt securities of such series;

•	there occurs any other event of default provided for in such series of debt securities;

•	a court having jurisdiction enters a decree or order for:

•	relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

•	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or for all or substantially all of our property and assets; or

•	the winding up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days.

•	we:

•

commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

•

consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of ours for all or substantially all of our property and assets; or

•	effect any general assignment for the benefit of creditors.

The default by us under any other debt, including any other series of debt securities, is not a default under the indenture.

If an event of default other than an event of default specified in the last two bullet points above occurs with respect to a series of debt securities and is continuing under the indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such debt securities to be immediately due and payable.

If an event of default specified in the last two bullet points above occurs with respect to us and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of all series then outstanding under the indenture (treated as one class) may, by written notice to us and to the trustee, if such notice is given by the holders, declare the entire principal amount of, and accrued interest, if any, on each series of debt securities then outstanding to be immediately due and payable.

Upon a declaration of acceleration, the principal amount of and accrued interest, if any, on such debt securities shall be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the securities of such series affected by the default, each series voting as a separate class, (or, of all the debt securities, as the case may be, voting as a single class). Furthermore, subject to various provisions in the indenture, the holders of at least a majority in aggregate principal amount of a series of debt securities by notice to the trustee, may waive an existing default or event of default with respect to such debt securities and its consequences, except a default in the payment of principal of or interest on such debt securities or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holders of each such debt securities. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such debt securities shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of a series of debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such issue of debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such issue of debt securities. A holder may not pursue any remedy with respect to the indenture or any series of debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a debt security to receive payment of the principal of or interest, if any, on such debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the debt securities, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain of our officers to certify, on or before a fixed date in each year in which any security is outstanding, as to their knowledge of our compliance with all conditions and covenants under the indenture.

Discharge and Defeasance

The indenture provides that, unless the terms of any series of debt securities provides otherwise, we may discharge our obligations with respect to an issue of debt securities and the indenture with respect to such series of debt securities if:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all securities of such series outstanding under the indenture; or

•

all debt securities of such series previously authenticated and delivered with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us under the indenture; or

•

the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, and we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the debt securities of such series, for that purpose, the entire amount in cash or, in the case of any series of debt securities payments on which may only be made in U.S. dollars, U.S. government obligations (maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient), after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the indenture.

With respect to the first and second bullet points, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee under the indenture shall survive. With respect to the third bullet point, certain rights and obligations under the indenture (such as our obligation to maintain an office or agency in respect of such debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such debt securities, to deliver such debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) shall survive until such debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover unclaimed money held by the trustee shall survive.

Unless the terms of any series of debt securities provide otherwise, on the 121st day after the date of deposit of the trust funds with the trustee, we will be deemed to have paid and will be discharged from any and all obligations in respect of the series of debt securities provided for in the funds, and the provisions of the indenture will no longer be in effect with respect to such debt securities (“legal defeasance”); provided that the following conditions shall have been satisfied:

•

we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest on the debt securities of such series, cash in an amount or, in the case of any series of debt securities payments on which can only be made in U.S. dollars, U.S. government obligations (maturing as to principal and interest at such times and in such amounts as will insure the availability of cash) or a combination thereof sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the debt securities of such series to maturity or earlier redemption, as the case may be, and any mandatory sinking fund payments on the day on which such payments are due and payable in accordance with the terms of the indenture and the debt securities of such series;

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no default or event of default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit;

•

we shall have delivered to the trustee an officers’ certificate and an opinion of counsel that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercising our option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred or a ruling by the Internal Revenue Service to the same effect; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the contemplated defeasance of the debt securities of such series have been complied with.

Subsequent to the legal defeasance above, certain rights and obligations under the indenture (such as our obligation to maintain an office or agency in respect of such debt securities, to have moneys held for payment in trust, to register the exchange of such debt securities, to deliver such debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) shall survive until such debt securities are no longer outstanding. After such debt securities are no longer outstanding, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee shall survive.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the debt securities without the consent of any holder:

•	to convey, mortgage or pledge any assets as security for the securities of one or more series;

•	to evidence the succession of another corporation to us, and the assumption by such successor corporation of our covenants, agreements and obligations under the indenture;

•

to cure any ambiguity, defect, or inconsistency in the indenture or in any supplemental indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders of the debt securities of any series in any material respect, or to conform the indenture or the debt securities to the description of debt securities of such series set forth in this prospectus or a prospectus supplement;

•	to comply with the provisions described under “—Certain Covenants —Consolidation, Merger and Sale or Conveyance”;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the indenture by more than one trustee;

•	to establish the form or forms or terms of the debt securities as permitted by the indenture;

•	to make any change that is necessary or desirable provided that such change shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to make any change to the debt securities of any series so long as no debt securities of such series are outstanding.

Other amendments and modifications of the indenture or the debt securities issued may be made, and our compliance with any provision of the indenture with respect to any series of debt securities may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of all series affected by the amendment or modification (voting as one class); provided, however, that each affected holder must consent to any modification, amendment or waiver that,

•	changes the stated maturity of the principal of, or any installment of interest on, any debt securities of such series;

•	reduces the principal amount of, or premium, if any, or interest on, any debt securities of such series;

•	changes the place or currency of payment of principal of, or premium, if any, or interest on, any debt securities of such series;

•	changes the provisions for calculating the optional redemption price, including the definitions relating thereto;

•

changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment of any debt securities of such series on or after the due date therefor;

•

reduces the above-stated percentage of outstanding debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the indenture;

•	waives a default in the payment of principal of or interest on the debt securities;

•	adversely affects the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; or

•

modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each debt security of such series affected by the modification.

It shall not be necessary for the consent of the holders under this section of the indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement, or waiver under this section of the indenture becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors

The indenture provides that no recourse shall be had under or upon any obligation, covenant, or agreement of ours in the indenture or any supplemental indenture, or in any of the debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer, director of ours or of any successor person thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the debt securities, waives and releases all such liability.

Concerning the Trustee

The indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

The Trustee

We may have normal banking relationships with the trustee under the indenture in the ordinary course of business.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Texas Instruments, the trustee, any warrant agent, unit agent or any other agent of Texas Instruments, agent of the trustee or agent of such warrant agent or unit agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered hereby in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had to us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$3,500,000,000

$1,000,000,000 Floating Rate Notes due 2013

$   500,000,000          0.875% Notes due 2013

$1,000,000,000          1.375% Notes due 2014

$1,000,000,000          2.375% Notes due 2016

PROSPECTUS SUPPLEMENT

May 16, 2011

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan	BofA Merrill Lynch	Citi

Co-Managers

BNP PARIBAS	Mitsubishi UFJ Securities	Mizuho Securities USA Inc.

Barclays Capital	The Williams Capital Group, L.P.